Exhibit 10.6

OUTSOURCING SERVICES
SEPARATION AGREEMENT

OUTSOURCING SERVICES SEPARATION AGREEMENT, dated as of         , 2004 (this “Agreement”), among GE Capital International Services (“GECIS”), a corporation duly formed and existing under the laws of India with a place of business at AIFACS Building, 1 Rafi Marg, Delhi-110001 and a Corporate office at GE Towers, Sector Road, Sector 53, DLF City, Phase 5, Gurgaon, Haryana, and a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware corporation (“GECC”), GECC, General Electric Company (“GE”) and Genworth Financial, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, GE and GECC have determined to consolidate the Genworth business, including Genworth and certain of its Affiliates (collectively, unless the context otherwise requires, “Genworth”), into a separate corporate structure with Genworth acting as the parent entity for the Genworth business, and have further determined to divest a controlling interest in the stock of Genworth (the “Separation”) and, as part of such divestiture, to conduct an initial public offering of the common stock of Genworth (the “IPO”);

WHEREAS, GECIS and certain of its Affiliates (collectively, unless the context otherwise requires, “GECIS”) and Genworth and certain of its predecessors are parties to a series of Master Outsourcing Agreements and related Project Specific Agreements (the “PSAs”) and certain other service agreements (collectively, the “MOAs”) calling for the provision of certain services by GECIS to Genworth; and

WHEREAS, in anticipation of the proposed Separation, GECIS and Genworth have determined that it is appropriate to amend the terms of the MOAs as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Agreement to Amend MOAs.

The parties agree to amend and/or restate, or cause to be amended and/or restated, each of the MOAs to reflect the modifications set forth in the attached Exhibits A, B and C, with such changes therein as may be necessary to appropriately reflect any unique provisions of any MOA (such changes to be negotiated and agreed upon in good faith in a commercially reasonable manner) or as may be necessary to obtain all necessary approvals of the amended and restated MOAs by governmental agencies, effective as of the Closing Date of the IPO or such later date as the parties may agree upon in writing.  The parties will agree upon the definitive forms of such amendments and/or restatements prior to the Closing Date and the effectiveness of such amendments and restatements shall be contingent upon (i) delivery of the Firm Public Offering Shares to the Underwriters against payment therefor and (ii) receipt by Genworth of all necessary approvals of such amended and restated MOAs by all governmental agencies.  GECIS will cooperate with Genworth as it may reasonably request in obtaining all such approvals.  In the event of any conflict between the provisions of such amended and restated MOAs and any effective PSAs relating to such MOAs, the parties will negotiate in good faith to resolve such conflicts in a commercially reasonable manner.  If the parties are unable to resolve such conflicts, the provisions of the amended and/or restated MOA shall control.  The provisions of Exhibit A, B and C are intended to be in addition to the provisions of each MOA, provided, that in the event of any conflict between the provisions of such Exhibits and any MOA, the provisions of such Exhibits shall control.  Unless otherwise expressly agreed by the parties to an MOA, matters arising prior to the effective date of any amended and restated MOA will be governed by the provisions of the MOA in effect prior to such amendment and restatement.

2.             Carve-Out Option.

Commencing with the Closing Date, and until the termination or, expiration of all of the MOAs, Genworth, or its designee, shall have the option, exercisable upon the occurrence of any one of the Carve-Out Conditions (as defined in Exhibit B), to require GECIS or its Affiliates, as applicable, to transfer or cause to be transferred to Genworth or its designee, the Resources (as defined in Exhibit B) employed by GECIS or such Affiliates to provide the services

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATEMENT HAS BEEN REQUESTED IS OMITTEED AND IS NOTED WITH “**”.

AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION.

to Genworth and any other entity receiving services from GECIS on the terms and conditions set forth on Exhibit B.  The exercise of such option shall, in each case, be subject to the receipt by Genworth and its Affiliates or its designee and GECIS and its Affiliates of all necessary approvals of governmental agencies.  GECIS will cooperate with Genworth and its designees as they may reasonably request in obtaining all such approvals.  No acquiror of a business operation divested by Genworth shall be entitled to exercise the Carve-Out Option.

3.             Waiver of Change of Control Provisions.  GECIS agrees that the transactions contemplated by the Separation and the IPO shall not be deemed to constitute a “change of control” for purposes of Section 6.3 of the MOAs (which addresses the acquisition by a party other than GE of more than fifty percent of the voting control or assets of a party to an MOA) , or any similar provision of the MOAs and PSAs, and irrevocably waives any rights it may have to terminate or modify the terms of any MOA or PSA as a result of such transactions.

4.             Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits attached hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

5.             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

6.             Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.  This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and, except for beneficiaries of the indemnities set forth in Exhibit A, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.             Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.             Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.             Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with the dispute resolution mechanism described in Exhibit C.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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11.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

GE CAPITAL INTERNATIONAL SERVICES

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GENWORTH FINANCIAL, INC.

By:

Name:
Title:

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EXHIBIT A

Amendments to MOAs

Each of the outstanding MOAs shall be amended as set forth in Section 1 of this Agreement to provide as follows:

Item	Term
Services:
BCP/DRP Plans:	• GECIS shall maintain Business Continuity and Disaster Recovery Plans (“BCP/DRP”) for “Mission Critical” operations within the Genworth processes

•      Genworth shall identify the operations to be earmarked as “Mission Critical”. Genworth and GECIS shall mutually agree on the BCP/DRP plan, including such plan during an event of force majeure, and implementation; provided, however, the specific requirements to be satisfied by the plan shall be solely determined by Genworth.

• BCP/DRP shall be provided in accordance with the pricing mechanism described below.

Changing location:	Except as provided in the BCP/DRP, GECIS shall not change or move the original location for the performance of the Services, without the prior written consent of Genworth.

Divestitures:

If Genworth divests any business operation (other than pursuant to a transaction that would constitute a Change of Control), GECIS will provide the services provided under any MOA or PSA to such operation if such operation (i) used the services prior to being divested, (ii) after being divested uses either essentially the same services as before being divested, or Genworth or the acquiring entity compensates GECIS to modify its systems or processes used to perform and provide the services as necessary to accommodate the use of the services as reasonably requested by the acquiring entity, (iii) the acquiror of such operation agrees to be subject to the provisions of the MOA and related PSAs, and (iv) Genworth is not in payment default at the time of the request, but, in that case, GECIS must provide support if paid in advance.  At Genworth’s option, GECIS and such acquiror shall enter into a separate MOA and PSA providing for the provision of the services, which agreements shall be on substantially the same terms and conditions as are set forth in the applicable MOA and PSA, with such changes therein as the parties may agree upon.  GECIS shall charge for the continuing performance and delivery of such services based on the then existing charging methodologies and may charge Genworth or the acquiring entity for the reasonable implementation and set-up fees relating to the extension of the services to such entity.  GECIS and the acquiring entity will negotiate in good faith for up to 120 days following the divestiture to agree upon alternative terms and conditions that will apply to the provision of the services to such entity by GECIS.  If they are unable to so agree, at the request of the acquiring entity, GECIS shall be required to provide the services to such acquiring entity until the earlier of (i) the last day of the 12th month following such 120-day negotiation period and (ii) the termination date of the applicable MOA and related PSAs, provided, that if GECIS is requested to provide such services for less than 12 months following the end of such 120-day negotiation period, such acquiring entity or Genworth shall bear all costs actually incurred by GECIS as a result of such reduction in volume, provided, further, that GECIS shall use commercially reasonable efforts to mitigate such costs.  Such services shall be provided by GECIS regardless of whether the acquiring entity is a competitor of GE or any of its affiliates. GECIS shall provide Services Transfer Assistance as reasonably requested by the acquiror, solely at the acquiror’s cost, for the period during which GECIS is required to provide Services to such acquiror.

Item	Term

If GECIS executes a definitive agreement to divest any or part of any business operation relating to the services provided to Genworth other than the Genworth India operations operating on a stand alone basis (i.e. the operations responsible for providing core services exclusively relating to Long Term Care, Life Insurance, Group Insurance, Annuities, Retirement Plans and Mortgage Insurance to Genworth, but excluding, inter alia, accounting, help desk, software solutions e-learning and other knowledge-based operations)(a “GECIS Divestiture”), GECIS will provide no less than 30 days’ prior written notice of the expected closing date of the GECIS Divestiture to Genworth, which notice will include the identity of the acquiror and any affiliate which would provide services to Genworth and a description of the material terms of the transaction applicable to the services being transferred to the acquiror.  GECIS will provide Genworth with such further information regarding the divestiture and the acquiror as Genworth may reasonably request.  GECIS may take no action with respect to the proposed Genworth Divestiture (in which case the GECIS Divestiture may proceed without Genworth’s consent) or, within 30 days of receipt of such notice from GECIS, Genworth may at its option (i) exercise the Carve-Out Option only with respect to the Resources relating to such services which are being or have been divested to the acquiring entity at the lesser of book value or the value of the divested operations relating to Genworth implied by the consideration to be paid by the acquiror and/or (ii) terminate such PSAs and require GECIS and/or the acquiror to provide Services Transfer Assistance for a period not exceeding 14 months from the date of receipt of notice by GECIS from Genworth.  Notwithstanding any other provision of this Exhibit A, GECIS shall be responsible for all transition costs incurred by Genworth relating to its exercise of the Carve-Out Option or its termination of the PSAs and transition of the services in-house or to a new provider.  Any transfer of the PSAs pursuant to this paragraph shall be subject to the receipt by Genworth of all necessary regulatory approvals.  For the avoidance of doubt, any transfer by GECIS of the Genworth India operations operating on a stand-alone basis shall be subject to the limitations described under “Assignment and Subcontracting,” below.

Specific Performance:

Save as provided in the “Force Majeure” section of each MOA (it being understood that force majeure will not relieve GECIS of its responsibility to provide BC/DR services), GECIS shall not voluntarily refuse to provide all or any portion of the Services in violation or breach of the terms of the Agreement or any PSA.  GECIS shall be relieved from its obligation to perform any Services and its obligation to pay any service credit under a PSA to the extent it is unable to perform any Services or to perform in accordance with any applicable service level as a result of Genworth’s failure to perform its obligations under such PSA.  Notwithstanding the dispute resolution provisions set forth in Exhibit C, if GECIS breaches this covenant, Genworth shall be entitled to apply to a competent court for specific performance by GECIS of its obligations under the applicable MOAs and PSAs.

Compliance:

GECIS will perform the services in compliance with each applicable statute, law, regulation, order, stock exchange rule or generally accepted, statutory or regulatory accounting or actuarial principle specified in any PSA or otherwise by Genworth, in each case as applicable to the business processes of Genworth performed by GECIS as part of the Services, just as if Genworth performed the services itself.

Pricing:
Definitions:

“Baseline Charges” shall be GECIS’ charges for the services as of the Closing Date as set forth in each of the existing PSAs.

“Base Costs” shall be GECIS’ actual direct cost of providing the services reasonably and equitably determined to be attributable to Genworth by GECIS for each year.  The elements of GECIS’ direct cost are described in the attached Annex 1, and shall take into account productivity gains or losses.

Item	Term
Determination of Base Cost; Scheduled Reductions in Charges; Limitations on Base Cost Increases:

GECIS charges to Genworth for the services shall be adjusted annually to reflect changes in GECIS’ Base Cost and to reflect scheduled discounts from the Baseline Charges pursuant to the following formula:

New Charges = Baseline Charges * Discount Factor * Cost Factor.

For the periods indicated, the Discount Factor shall be as follows:

	Period	Discount Factor
	from the Closing Date through the first anniversary of the to the Trigger Date (as defined below)	**
	from the first anniversary of the Trigger Date through the second anniversary of the Trigger Date	**
	from the second anniversary of the Trigger Date through the third anniversary of the Trigger Date	**

“Trigger Date” means the first date on which GE and certain Affiliates of GE cease to beneficially own more than fifty percent (50%) of the outstanding Genworth Common Stock, calculated as described in the Master Agreement, dated as of      , 2004, between the Parties.

The Cost Factor shall be calculated as follows:

Y(n) Base Cost/Y(0) Base Cost

where Y(n) Base Cost is determined pursuant to the following paragraph for each year, Y(n-1) Base Cost is the Base Cost for the preceding year and Y(0) Base Cost is the Base Cost as agreed by the parties for the first year of the Initial Term, provided, that Y(n) Base Cost shall not exceed **% of Y(n-1) Base Cost in any year.

Base Cost for the initial year shall be as agreed by the parties prior to the Closing Date.

Prior to the commencement of each contract year, the parties will negotiate in good faith to agree upon the elements of Base Costs and the rates to be charged to Genworth for such elements during such year (excluding the cost of hedging foreign currency exchange risks, which shall be charged to Genworth on a pass-through basis).

The parties will reflect their agreement on such matters in a written document to be executed by each of them and GECIS’ charges for the services in such year shall not exceed the agreed amounts.  Any amendment or addition to such elements or rates must be approved by Genworth in advance in writing.

If the parties are unable to agree upon such matters, the Cost Factor for the applicable year shall be calculated using Base Cost as determined by GECIS in accordance with the definition of Base Costs, provided, that Base Cost for any year shall not exceed **% of Base Cost for the immediately preceding year.  If Base Costs for any year during the Initial Term exceed **% of Base Costs for the immediately preceding year, Genworth may terminate that PSA upon six months written notice to GECIS and shall not be liable for any costs incurred by GECIS as a result of such termination.

Item	Term
Renewal:

At least 18 months prior to the expiration of the Initial Term, GECIS will propose revised methods for calculating costs and charges to Genworth under the Baseline Cost methodology, as described below under “Expiration of the Agreements.”  The applicable charges proposed by GECIS for the first and second years of the renewal term shall be determined as provided above, but shall reflect Discount Factors of ** and **, respectively, provided, that such charges shall be at least as favorable to Genworth as GECIS charges for similar services provided to any other customer of GECIS.  If the parties are unable to agree on revised costs, Genworth may elect to exercise the Carve-Out option upon expiration of the MOAs and PSAs as described under “Expiration of the Agreements.”

Volume Reduction:

Genworth shall provide GECIS with no less than nine months’ notice in advance if the annualized resources used by GECIS to perform the services for Genworth under all of the MOAs in the aggregate reduces to less than 75% of the amount of such resources (“Trigger Volume”) used as of the date Genworth first gives notice of such reduction to GECIS.  In such an event, GECIS shall bear all costs relating to such reduction in volume to the extent stated in such nine-month notice.

If Genworth does not provide nine-months’ advance notice of such a reduction, Genworth shall bear any facilities occupancy, technology and telecommunications costs incurred by GECIS resulting from such reduction, provided, that GECIS shall use commercially reasonable efforts to mitigate such costs.

Taxes:

GECIS fees for the Services shall be inclusive of any sales, use, gross receipts or value added, withholding, ad valorem and other taxes based on or measured by GECIS cost in acquiring equipment, materials, supplies or services used by GECIS in providing the Services. Further, each party shall bear sole responsibility for any real or personal property taxes on any property it owns or leases, for franchises or similar taxes on its business, for employment taxes on its employees, for intangible taxes on property it owns or licenses and for taxes on its net income.  If a sales, use, privilege, value added, excise, services and/or similar tax (“Taxes”) is assessed with respect to GECIS fees to Genworth for the provision of the Services, Genworth shall be responsible for and pay the amount of any such tax to GECIS or as the law otherwise requires, in addition to GECIS fees.  Genworth may report and (as appropriate) pay any Taxes directly if Genworth provides GECIS with a direct pay or exemption certificate.GECIS’s invoices shall separately state the amounts of any Taxes GECIS is proposing to collect from Genworth.  GECIS shall promptly notify Genworth of any claim for Taxes asserted by any applicable taxing authorities.  Notwithstanding the above, Genworth’s liability for such Taxes is conditioned upon GECIS providing Genworth notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by GECIS.  GECIS shall coordinate with Genworth the response to and settlement of, any such claim.  Genworth shall be entitled to receive and to retain any refund of Taxes paid to GECIS pursuant to this Agreement.

Productivity; Planning:

•      GECIS shall make commercially reasonable efforts to increase productivity and efficiency in performing the Services and shall endeavor to reduce Baseline Cost annually, depending on the overall reduction in the cost of operations.

•      The parties will participate in an annual budgeting process as part of determining Baseline Cost that will address improvements in GECIS productivity and efficiency in performing the services and dedicate appropriate resources to execute the budgeted improvements.

• To support GECIS’ demand planning, each quarter, Genworth shall provide GECIS a good faith estimate of its requirements for GECIS’ services for the following 12 months.

Item	Term
Performance Standards:
Audits:

GECIS shall prepare such reports relating to its performance of the Services as are reasonably requested by Genworth.  GECIS shall maintain a complete audit trail for all financial and non-financial transactions resulting from or arising in connection with the Agreements in such manner as is required under the GEFA Records Management Policies and Indian and US GAAP, all as may be amended from time to time.  GECIS will maintain such audit trail for such periods of time as may be specified in the GEFA Records Management Policies or, if no such period is specified, for such period as the parties may agree upon.  GECIS shall provide to Genworth, its auditors (including internal audit staff and external auditors), inspectors, regulators, customers and other representatives as Genworth may from time to time designate in writing, access at all reasonable times to any facility or part of a facility at which either GECIS or any of its permitted subcontractors is providing the Services, to GECIS personnel, to GECIS’s systems, policies and procedures relating to the Services, and to data and records relating to the Services.  For the purpose of performing audits and inspections of either GECIS or any of its subcontractors with respect to any aspect of GECIS’s or such subcontractor’s performance of the Services or any other matter relevant to this Agreement, including, without limitation the determination and calculation of all elements of Baseline Cost and all other elements of the pricing mechanism described above.  GECIS shall reasonably cooperate with Genworth in the performance of these audits, including installing and operating audit software.  If Genworth requires GECIS to conduct any special audit other than that mentioned herein and if the same results in increased cost to GECIS, GECIS shall be entitled to pass on such extra costs to Genworth through a special invoice, but only to the extent approved by Genworth in advance.

GECIS shall provide Genworth such other reports and certifications relating to the services under the MOAs and PSAs as Genworth may reasonably request, including all reports and sub-certifications by GECIS necessary for officers of Genworth to make the certifications required under the Sarbanes-Oxley Act of 2002 and all related and other rules and regulations and all related applicable stock exchange listing requirements.

Genworth Commitment:

In addition to all other “Genworth Commitments” referred to in the MOAs, Genworth shall provide all GECIS employees, dedicated to Genworth operations, with training or training materials relating to business processes and regulatory matters uniquely related to the Genworth business and reasonably required by such resources to meet Performance Standards. Any non-performance or failure to meet Performance Standards by GECIS due to Genworth’s failure to meet “Genworth Commitments” shall not be considered a breach in Performance Standards and/or a breach of the MOAs by GECIS.

Regulatory Approvals:

Each party shall be responsible for obtaining all approvals, permissions, consents or grants required or which may be required for such party to undertake its duties and responsibilities regarding any Services under any MOA or PSA.  Additionally, each party shall provide such cooperation and support as may be necessary for the other party to secure such approvals, permissions, consents or grants.

Item	Term
Billing and Payment:
Payment Terms:

•      GECIS shall bill Genworth under the MOAs and PSAs on a monthly basis.

•      GECIS shall obtain the prior written approval of Genworth for all reimbursable expenses.

•      All payments, due and payable by Genworth to GECIS, will be made within 60 days of Genworth’s receipt of invoice (“Payment Date”).  Genworth shall use its good faith efforts to provide GECIS as promptly as practicable with the details of any objection it may have to any invoice, but any failure to provide such details shall not foreclose Genworth’s right to dispute such invoice. Genworth shall pay the part of any invoiced amount that is not in dispute by the Payment Date.

•      If Genworth does not pay any invoice by the Payment Date, GECIS shall serve Genworth a notice as per the Notice clause (“Payment Default Notice”) provided herein and simultaneously initiate the procedures for consideration of disputes by senior executives of the parties by giving notice as described under Section 1.2 (“Consideration by Senior Executives”) of Exhibit C.

•      GECIS shall have the right to terminate any PSA, without prejudice to any other legal rights to which it may be entitled, if Genworth fails to pay to GECIS any material amount (i) that is undisputed or determined by the Senior Executives to be due to GECIS within five business days following Genworth’s agreement that such amount is not in dispute or the conclusion of the Senior Executives’ negotiations, whichever is earlier, or (ii) that remains in dispute and is not paid following the conclusion of the Senior Executives’ negotiations as described in the following paragraph.

•      GECIS shall have no right to terminate if Genworth pays any disputed amount within five business days following the conclusion of the Senior Executives’ negotiations in accordance with Section 1.2 of Exhibit C, without prejudice, and invokes the remainder of the dispute resolution process set forth in Exhibit C.

•      If pursuant to the dispute resolution process , GECIS is found to have charged improperly, GECIS shall promptly refund such excess amount along with interest at an annual rate equal to the lesser of (i) the three (3) month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was made through the date of the refund.

•      Past due amounts will bear interest at an annual rate equal to the lesser of (i) the three (3) month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment.

Term:
Expiration of the Agreements and PSAs:

The term of all the MOAs shall be amended such that all of the MOAs will terminate on the third anniversary of the Trigger Date (the “Common Termination Date”; the period from the Closing Date to the Common Termination Date is referred to as the “Initial Term”).  Genworth may terminate individual PSAs prior to the Common Termination Date either for cause or for convenience as described therein or in this Exhibit A.  Genworth, however, may not terminate the MOAs themselves, other than for cause, prior to the Common Termination Date, unless it is terminating all the existing MOAs at one time.  At least 18 months prior to the Common Termination Date, GECIS shall propose revised terms and conditions on which the MOAs may be renewed for an additional two-year period (the “Renewal Period”).  Genworth may at its sole option renew all, but not less than all, of the MOAs for the Renewal Period, provided, that Genworth and GECIS agree upon revised charges and other terms and conditions to be applicable to the Services during the Renewal Period prior to the date that is 14 months prior to the Common Termination Date (the “Notification Date”).  If the parties are unable to so agree, Genworth shall inform GECIS within 15 days following the Notification Date as to whether it will exercise its Carve-Out Option and/or require GECIS to provide Service Transfer Assistance.  If Genworth and GECIS fail to agree upon the terms for renewal of the MOAs, or if Genworth fails to provide GECIS the notice described above, all of the MOAs will automatically terminate on the Common Termination Date and Genworth shall not be entitled to exercise its Carve-Out option and/or require GECIS to provide Services Transfer Assistance.

Item	Term
Termination for Cause:

Genworth shall have the right at any time to terminate any PSA in whole or in part with respect to the affected services, effective immediately and without prejudice to any other legal rights to which Genworth may be entitled, upon the occurrence of the following events:

•     GECIS becomes subject to any voluntary or involuntary order of any governmental agency prohibiting or materially impairing the performance of any of the Services;

•     If such Services are inadequate, unsatisfactory or substantially not in conformance with the Performance Standards or GECIS’ representations and warranties are materially inaccurate and, upon receipt of notice thereof from Genworth, GECIS does not immediately undertake action in good faith to cure such default, does not provide to Genworth a preliminary analysis of the root cause of such default and an initial plan to cure such default within 10 days of such notice, has not agreed with Genworth on a definitive plan to cure such default acceptable to Genworth within 30 days of such notice, and has not fully cured such default within 90 days of such notice or such longer period as may have been approved by Genworth as part of GECIS’ plan to cure such default;

•     If GECIS or Genworth, due to the actions of GECIS, is administratively cited by any governmental agency for materially violating or judicially found to have materially violated any law, statute, rule or regulation governing the performance of the Services;

•     If a trustee or receiver or similar officer of any court is appointed for GECIS or for a substantial part of the property of GECIS, whether with or without consent; or

•     If bankruptcy, composition, reorganization, insolvency or liquidation proceedings are instituted by or against GECIS without such proceedings being dismissed within 90 days.

Within 15 days of its notice to GECIS of its intent to terminate any PSA, in whole or in part, under this provision, Genworth shall inform GECIS as to whether it will exercise its Carve-Out Option and/or whether it will require GECIS to provide Services Transfer Assistance for a period not exceeding 24 months from the date of such notice.  If Genworth fails to do so, Genworth shall not be entitled to exercise its Carve-Out Option nor to require GECIS to provide Services Transfer Assistance.

For purposes of Genworth’s termination rights pursuant to Section 6.2 of each MOA, “material breach” of a PSA shall include a series of non-material or persistent breaches by GECIS, that in the aggregate constitute a material breach or have a material and significant adverse impact (i) on the administrative, management, planning, financial reporting or operations functions of Genworth or (ii) on the management of the services.

Item	Term

GECIS may not terminate any PSA for any reason other than (i) non-payment in accordance with the procedures described above under “Payment Terms” (it being understood that GECIS will be relieved from its obligations to perform in accordance with the terms of a PSA to the extent that it is prevented from doing so as a result of the failure by Genworth to perform any of its obligations under such PSA)(ii) as described below under “Termination Right Relating to Damages Cap” and (iii) as described below under “Termination Right Relating to Change of Control of Genworth.”

Within 15 days of GECIS’ notice to Genworth of GECIS’ intent to terminate any PSA under as described in clauses (i) or (ii), Genworth shall inform GECIS as to whether it will require GECIS to provide Services Transfer Assistance for a period not exceeding 14 months from the date of such notice, provided, in the case of a termination described in clause (i), that Genworth has made all outstanding payments under any invoice in accordance with the “Payment Terms” described above.  If Genworth fails to do so, Genworth shall not be able to require GECIS to provide Services Transfer Assistance.  At GECIS’ option, Genworth shall be required to pay for such Services Transfer Assistance in advance.

With respect to any other breach by Genworth, GECIS will be entitled to invoke the applicable dispute resolution process and pursue all remedies permitted by that process, but shall not be entitled to terminate any MOA or PSA or voluntarily withhold any services except as authorized pursuant to such process.

Termination without Cause:

Genworth may terminate any PSA in whole or in part at any time upon one year’s prior written notice to GECIS and such notice shall include a commercially reasonable “Ramp-Down Plan” to enable GECIS to mitigate all costs of such termination.  GECIS shall be responsible for all costs that GECIS may incur on account of such termination.

Genworth may terminate any PSA in whole or in part at any time upon 90 days’ prior written notice to GECIS.  Genworth shall be responsible for all costs that GECIS may incur on account of such termination, provided, that GECIS has taken all commercially reasonable steps to mitigate such costs.

Within 15 days of its notice to GECIS of its intent to terminate any PSA, in whole or in part, under this provision, Genworth shall inform GECIS as to whether it will require GECIS to provide Services Transfer Assistance for a period not exceeding 14 months from the date of such notice.  If Genworth fails to do so, Genworth shall not be able to require GECIS to provide Services Transfer Assistance.

Termination Right Relating to Damages Caps:

If either party incurs liability to the other in excess of the applicable Simple Breach Cap or Excluded Matters Cap (as defined below) and does not agree to reset to zero the amounts counted toward such cap, the other party shall have the right to terminate all, but not less than all, of the MOAs and PSAs for material breach.

Within 15 days of its notice to GECIS of its intent to terminate the MOAs or PSAs under this provision, Genworth shall inform GECIS as to whether it will exercise its Carve-Out Option and/or whether it will require GECIS to provide Services Transfer Assistance for a period not exceeding 24 months from the date of such notice.  If Genworth fails to do so, Genworth shall not be entitled to exercise its Carve-Out option nor to require GECIS to provide Services Transfer Assistance.

Item	Term
Termination Right Relating to Change of Control of Genworth:

If a Change of Control of Genworth occurs, GECIS shall, unless the parties otherwise agree during a 120-day negotiation period following the Change of Control, have the right to terminate all, but not less than all, of the MOAs upon the later of (Y) the last day of the 18th month following the effective date of the Change of Control or (Z) the expiration of the Initial Term of the MOAs, as defined in Exhibit A, provided that such termination right is exercised within 15 days following the end of the 120-day negotiation period.  The term “Change of Control” means any (i) consolidation or merger of Genworth with or into another entity or entities (whether or not Genworth is the surviving entity), excluding any such consolidation or merger with or into an Affiliate of Genworth or GE or an Affiliate of GE, (ii) any sale or transfer by Genworth of fifty percent (50%) or more of its assets, excluding any such sale to an Affiliate of Genworth or to GE or an Affiliate of GE, (iii) any sale, transfer or issuance or series of sales, transfers or issuances of shares or other voting securities of Genworth by Genworth or the holders thereof, as a result of which one holder, or a group of holders acting in concert (other than GE or an Affiliate of GE), acquires the voting power (under ordinary circumstances) to elect a majority of the directors of Genworth.  Notwithstanding the foregoing, no transaction of the type described in clauses (i), (ii) or (iii) of this Section shall constitute a Change of Control if, as of immediately following such transaction, persons that possess the voting power (under ordinary circumstances) to elect a majority of the directors of Genworth as of immediately prior to such transaction continue to hold (directly or indirectly) such voting power.

Obligations on Expiration and Termination:
Service Transfer Assistance:

Section 7.0 of each MOA or any similar provision of the MOAs and PSAs will be amended to require GECIS to assist Genworth in making an orderly transition of the services upon any expiration or termination of the MOA or PSA or exercise of the Carve-Out Option.  Genworth may request that such “Services Transfer Assistance” commence up to one year prior to such scheduled expiration or termination and extend for the period set forth elsewhere in this Exhibit A.  At Genworth’s option, the Services Transfer Assistance shall include all or any portion of the services and incidental services related to the transition. Charges for such services shall be as set forth in the MOA or PSA or, if the MOA or PSA does not provide for the types of services requested, as agreed in advance by the parties. All additional costs and expenses incurred by GECIS in providing Services Transfer Assistance shall be agreed in advance between the parties and shall be paid in full by Genworth.

Migration of Processes between Genworth and GECIS:
Transition/Migration Costs:

Genworth shall bear all costs agreed in advance between the parties and incurred by GECIS on account of transition/migration of services/processes from (i) Genworth to GECIS and/or (ii) GECIS to Genworth or its designee.

Assignment and Subcontracting

Without the prior written consent of Genworth, GECIS shall not voluntarily, involuntarily or by operation of law, assign or otherwise transfer any MOA or PSA or any of GECIS’s rights thereunder, except as provided under “Divestiture,” above. Any assignment or transfer without Genworth’s written consent or not in accordance with the provisions under “Divestiture” shall be void and at the option of Genworth shall constitute a material default thereunder. Nothing contained in any MOA or PSA shall preclude GECIS from assigning or otherwise transferring such MOA or PSA or any of GECIS’s rights thereunder, in whole or in part, to any of its Affiliates, upon 30 day’s prior written notice to Genworth and subject to receipt by Genworth of all necessary regulatory approvals.

Notwithstanding Genworth’s consent to any subcontract, GECIS shall remain liable for the performance of all of GECIS obligations under the MOAs and PSAs. Genworth shall not be obligated to pay any person other than GECIS for Services rendered by any subcontractor.

Item	Term
Limitation of Liability; Indemnification
Genworth to Provide Systems:

Genworth agrees to provide, at its expense, necessary access to the computer mainframe on which Genworth data is processed during the times (the “Service Hours”) specified by agreement of the parties, subject to reasonable downtime for utility outages, maintenance, performance difficulties and the like.  In the event of a change in the Service Hours, Genworth will provide GECIS with 15 calendar days’ written notice of such change.

GECIS shall have no liability to Genworth for any delay of performance or breach of this Agreement to the extent caused by or related to any errors in the Genworth systems or the lack of availability to GECIS of the Genworth systems.

Liability for Simple Breach:

The parties shall be liable to one another for 50% of all Direct Damages resulting from their respective breaches of any MOA or PSA or negligence in the performance of the services during the Initial Term, provided, that (i) neither party shall have any liability to the other with respect to an individual breach or negligent act or omission until the losses resulting from such matter exceed US$25,000, and then only to the extent that such losses exceed US$25,000, and (ii) neither party’s liability to the other for all such matters under all of the MOAs and PSAs shall exceed US$5,000,000  in the aggregate (the “Simple Breach Cap”).

Liability for Excluded Matters:

Subject to the Excluded Matters Cap described in the following sentence, the parties shall be liable to one another for 100% of all Direct Damages resulting from (i) a party’s gross negligence or willful misconduct, (ii) GECIS’ improper or illegal use or disclosure of information of consumer information (including, but not limited to, personal, credit or medical information) regarding any customer or potential customer of any party, (iii) GECIS’ breach of its agreement not to voluntarily withhold services, or (iv) a party’s violation of law or regulation (the “Excluded Matters”).

The parties and their Affiliates’ liability to each other for Direct Damages arising out of or relating to the Excluded Matters during the Initial Term shall not exceed US$25,000,000 in the aggregate.

Definition of Direct Damages (Excluding Consequential Damages):

“Direct Damages” means actual, direct damages incurred by the claiming party which include, by way of example (a) erroneous payments made by GECIS or Genworth as a result of a failure by GECIS to perform its obligations under an MOA or PSA, (b) the costs to correct any deficiencies in the services, (c) the costs incurred by Genworth to transition to another provider of services and/or to take some or all of such functions and responsibilities in-house, (d) the difference in the amounts to be paid to GECIS hereunder and the charges to be paid to such other provider and/or the costs of providing such functions, responsibilities and tasks in-house, and (e) similar damages.  “Direct Damages” shall not include, and neither party or its Affiliates shall be liable for, any indirect, special, incidental, exemplary, punitive or consequential damages (including, without limitation, any loss of data or records, lost profits or other economic loss) arising out of its breach, negligence or any of the Excluded Matters, even if the other party or its Affiliates have been advised of the possibility of or could have foreseen such damages.

For the avoidance of doubt, GECIS shall remain liable for all Direct Damages regardless of whether such damages are the subject of any reinsurance arrangement entered into by Genworth.

No Liability for Acts in Accordance with Instructions:

Notwithstanding anything to the contrary set forth in the MOAs or PSAs, neither party shall be liable to the other party or any of its affiliates with respect to any act or omission taken or not taken pursuant to the specific instruction, direction or request, in writing of such other party made through its authorized representative.

Item	Term
Indemnification:

GECIS will indemnify Genworth against claims made by third parties arising out of GECIS’:  (i) gross negligence or willful misconduct in connection with the services, (ii) improper or illegal use or disclosure of information of consumer information (including, but not limited to, personal, credit or medical information) regarding any customer or potential customer of Genworth, (iii) violation of law or regulations in connection with the services, (iv) infringement of third-party intellectual property; (v) GECIS provision of any services to any third party from the same facilities from which the services are provided to Genworth; and (vi) all claims for GECIS’ tax liabilities.  GECIS, in each case, includes GECIS’ Affiliates (excluding Genworth), agents, consultants, contractors or subcontractors.

Genworth will indemnify GECIS against claims arising out of the provision of services by GECIS, except for any liabilities (i) arising from GECIS’s negligence in connection with the provision of services, or GECIS breach of an MOA or PSA, (ii) any of the Excluded Matters relating to any act or omission by GECIS or its Affiliates, or (iii) any liabilities for which GECIS is required to indemnify Genworth pursuant to the previous paragraph.

The parties’ and their Affiliates’ liabilities to one another with respect to the indemnified matters shall be included in the calculation of, and limited by, the Excluded Matters Cap.Each party’s indemnification obligation shall be reduced by any insurance proceeds paid to the party to be indemnified.

Services Non-Compete

From the date of the Agreement until the date on which (i) the annualized resources used by GECIS to perform the services for Genworth or (ii) the annualized revenues received by GECIS to perform the services for Genworth are less than 50% of the amount of such resources used or revenues generated as of the Closing Date (the “Volume Reduction Date”), to the extent that GECIS provides such services to Genworth, GECIS shall not market, sell or provide the services (including granting licenses to use any GECIS Materials,  as defined in Exhibit B) to any third Party in the business of underwriting, marketing, issuing or administering any (i) life insurance, long-term care insurance, or annuities (ii) mortgage insurance or (iii) credit life, credit health, credit unemployment or credit casualty insurance products either directly or through a re-insurer;  provided, however, GECIS shall have a right to provide the Services to GE and its Affiliates or any party that was an Affiliate of GE on the Closing Date.  For purposes of this paragraph, the volume of resources used by GECIS to provided services to Genworth shall be determined based on the number of full-time-equivalent employees and other appropriate measures of resources used to provide such services to be agreed upon.  The methodology to be employed in such determination and the amount of such resources as of the Closing Date shall be agreed upon and documented by the parties prior to the Closing Date.  GECIS shall notify Genworth of the potential occurrence of the Volume Reduction Date.  If, within 10 days of its receipt of such notice, Genworth notifies GECIS of its intent to increase the volume of services consumed by Genworth above the 50% threshold, and does so increase such volume within 60 days, then the Volume Reduction Date shall not be deemed to have occurred.

GECIS acknowledges that any violation of the restrictions contained in the foregoing paragraph would result in irreparable injury to Genworth, and GECIS further acknowledges that, in the event of its violation of any of these restrictions, Genworth shall be entitled to obtain from any court of competent jurisdiction (in any jurisdiction) preliminary and permanent injunctive relief, regardless of the dispute resolution provisions set forth in Exhibit C, as well as damages to which it may be entitled under such provisions.

Item	Term
Intellectual Property Rights
Definitions:

“GECIS Licensed Technology”, means all Technology and Intellectual Property owned by GECIS and used in the provision of the services under the MOAs and PSAs (which, for the avoidance of doubt, does not include any Technology or Intellectual Property owned by a third party).

“Genworth Licensed Technology” means all Technology and Intellectual Property owned by Genworth and provided to GECIS by Genworth for use or necessary for use in the provision of the services (which, for the avoidance of doubt, does not include any Technology or Intellectual Property owned by a third party).  Genworth Licensed Technology shall include Technology or Intellectual Property developed by GECIS and owned by Genworth, except as otherwise provided in the MOA or PSA relating to such developed Technology or Intellectual Property.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications and statutory invention registrations, including divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights and mask work rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trade secrets, (iv) all other intellectual property and proprietary rights of a similar nature to the intellectual property rights set forth in the foregoing clauses (i) – (iii) above and (v) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (iv) above.  As used in this Agreement, the term “Intellectual Property” expressly excludes (x) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing and (y) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

Ownership of Pre-Closing IP and Solely Developed IP:

As between Genworth and GECIS (i) all Technology and Intellectual Property owned or licensed by Genworth or GECIS prior to the Closing Date shall continue to be so owned or licensed after the Closing Date, (ii) all Technology and Intellectual Property acquired, developed or licensed solely by or on behalf of Genworth or solely by or on behalf of GECIS after the Closing Date and used in connection with the services provided under the MOAs and PSAs shall continue to be owned or licensed by the applicable acquiror, developer or licensee.

Ownership of Post-Closing IP Jointly-Developed - Default Rule and Modification of Default Rule:

After the Closing Date, as between Genworth and GECIS, all Technology and Intellectual Property developed jointly by or on behalf of GECIS and Genworth pursuant to, or in connection with, the MOAs and PSAs shall be owned by GECIS.  GECIS and Genworth may agree in any MOA or PSA executed after the Closing Date that certain Technology or Intellectual Property that would otherwise be owned by GECIS shall be owned, as between the parties, by Genworth.  The MOAs and PSAs shall not assign any rights to Technology or Intellectual Property between the parties other than as specifically set forth in an MOA or PSA.

Item	Term
License from GECIS to Genworth:

GECIS shall license the GECIS Licensed Technology to Genworth and its Affiliates pursuant to the terms and conditions of Schedule 1.  Notwithstanding anything in this Agreement or any MOA or PSA to the contrary, Genworth and its Affiliates shall not sublicense, assign or otherwise provide to any third party (including any acquiring entity, contractor, consultant, customer or supplier of Genworth) any of the Technology or Intellectual Property set forth on Schedule 2, without the prior written consent of GECIS, which will not be unreasonably withheld.  For the avoidance of doubt, it shall not be unreasonable to withhold such consent if any such acquiring entity, contractor, consultant, customer or supplier is a competitor of GECIS.  The parties may mutually agree in an MOA or PSA executed after the Closing Date to amend Schedule 2 to include additional Technology or Intellectual Property.

License from Genworth to GECIS:

Genworth shall license the Genworth Licensed Technology to GECIS and its Affiliates pursuant to the terms and conditions of Schedule 1, unless otherwise agreed upon in any MOA or PSA.  GECIS shall have no license to any Genworth Licensed Technology following the termination of the MOA or PSA to which such Genworth Licensed Technology relates (including any termination in connection with the exercise by Genworth of the Carve-Out Option), unless otherwise specifically agreed in such MOA or PSA.

Genworth shall grant, and shall cause its Affiliates to grant, to GECIS a license to use the Genworth Licensed Technology and certain trademarks, service marks, trade dress, logos and other identifiers of source owned by Genworth or its Affiliates on the terms and conditions set forth in Section 2.02(a)(ii) of Schedule 1.

Residual Knowledge:

Notwithstanding anything to the contrary contained herein or in any MOA or PSA,  GECIS may further develop its generalized knowledge, skills and experience, and the mere subsequent use by GECIS of such knowledge, skills and experience shall not constitute a breach of this Agreement, subject to its obligations respecting Genworth’s confidential information pursuant to the provisions under the “Confidentiality” section below.

Confidentiality

Each MOA shall include mutually agreed upon provisions with respect to confidential information and compliance with applicable privacy laws, which provisions will be substantially similar to those included in the Master Agreement with respect to such matters, with mutually agreed upon modifications as necessary to reflect unique aspects of the GECIS business.

Item	Term
Notices

All notices and other correspondence relating to (i) potential breach of any MOA/PSA by either party; (ii) Termination for Cause; (iii) Renewal of any MOA/PSA, (iv) Carve Out or (v) Service Transfer Assistance should be directed to the specified individuals mentioned below (unless changed by the Party with written notice) via E-mail or fax and confirmed by delivery through a reputable international courier service.

TO GECIS:
	Attention:	Pramod Bhasin
	Designation:	President & CEO
	Address:	GE Towers, Sector Road, DLF City Phase V Sector Road, Sector 53, Gurgaon, Haryana
	Fax:	91 124 235 6976
	E-mail:	Pramod.Bhasin@geind.GE.com

Copy To:
	Attention:	Raghuram Raju
	Designation:	General Counsel
	Address:	GE Towers, Sector Road, DLF City Phase V Sector Road, Sector 53, Gurgaon, Haryana
	Fax:	91 124 235 6978
	E-mail:	raghuram.raju@geind.ge.com

TO GENWORTH:
	Attention:	Scott McKay
	Designation:	Senior Vice President, Operations & Quality
	Address:	6620 West Broad Street, Richmond, VA 23230

	Fax:	804/662-7766
	E-mail:	scott.mckay@ge.com

Copy To:

	Attention:	Leon Roday
	Designation:	Senior Vice President and General Counsel
	Address:	6620 West Broad Street, Richmond, VA 23230
	Fax:	(804) 662-2414

E-mail:

Leon.Roday@ge.com

Any change in the above shall be made by delivery as set out above. Notice shall be deemed received if the sender has reasonable means of showing receipt thereof.

Dispute Resolution Process

Any dispute, controversy or claim arising out of or relating to any MOA or PSA, or the validity, interpretation, breach or termination of any provision of any such MOA or PSA shall be resolved in accordance with the dispute resolution process set forth in Exhibit C.

ANNEX 1

Pricing Template

[Insert Baseline Cost for each MOA]

**

Schedule 1

License Provisions

[Insert]

Schedule 2

Restricted IP

[Insert]

EXHIBIT B

Terms of Carve-Out Option

At any time during the term of any MOA and prior to the Volume Reduction Date, GECIS agrees that Genworth or its designee shall have the right, upon the occurrence of any one of the Carve-Out Conditions and to the extent permissible under (i) applicable law or (ii) any existing contractual obligation of GECIS, to require GECIS to transfer to it the Resources used by GECIS to provide or support the provision of the services under all of the then-outstanding MOAs and related PSAs as described below (the “Carve-Out Option”).  If the Carve-Out Option is exercised in connection with any Carve-Out Condition other than a GECIS Divestiture, the Carve-Out option shall be exercisable for all, but not less than all, of the Resources used by GECIS in connection with all of the then-outstanding MOAs and related PSAs.  If the Carve-Out Option is exercised in connection with a GECIS Divestiture, the Carve-Out Option shall be exercisable for all, but not less than all, of the Resources used by GECIS in connection with services transferred to the acquiror as part of the GECIS Divestiture.

GECIS represents that to its knowledge there is no law or existing contractual obligation of GECIS that would materially impair the exercise of the Carve-Out Option by Genworth with relation to Hardware, GECIS Materials and GECIS Employees (as defined in “Resources” below).

Genworth shall notify GECIS of its exercise of the Carve-Out Option (i) at the expiration of the Initial Term, within 15 days following the Notification Date; (ii) within 15 days of its notice to GECIS of its intent to terminate the affected PSAs in the case of a Material Breach, as defined below, (iii) within 120 days following a Change of Control of GECIS, as defined below, and (iv) within 30 days of GECIS’ notice to it of a GECIS Divestiture.  Genworth and GECIS shall cooperate with each other and shall use commercially reasonable efforts to obtain any approvals, permissions, consents or grants required for Genworth to exercise its Carve-Out Option with relation to all Resources, including Third Party Software and Third Party Agreements, (as defined in “Resources” below) according to the terms of this Exhibit B.  GECIS will not enter into any material agreement for purchase of Hardware or Third Party Software or enter into any material Third Party Agreements (as defined in “Resources” below) without the prior written consent of Genworth.

No acquiror of a business operation divested by Genworth shall be entitled to exercise the Carve-Out Option. For purposes of this Exhibit B:

a.               “GECIS” refers to GECIS and each Affiliate of GECIS providing services under any MOA or PSA, as applicable;

b.              “Resources” refers to the Hardware, GECIS Licensed Technology, GECIS Third Party Software, GECIS Employees, GECIS Third Party Agreements, and Facilities, to the extent that they are severable and identifiable, as described below;

c.               “Carve-Out Conditions” refer to (a) any Change in Control of GECIS,  (b) a Material Breach (c) Genworth’s becoming entitled to terminate the MOAs as described under “Termination Right Relating to Damages Caps”  (d) the expiration of the Initial Term or (e) the occurrence of a GECIS Divestiture;

For the purposes of this provision, a Material Breach shall refer to any breach or a series of breaches resulting in the termination of one or more PSAs where: (i) such breach or breaches are material and relate to Excluded Matters (other than matters involving the gross negligence of GECIS), (ii) Genworth is entitled to recover damages from GECIS in excess of $2,000,000 relating to such breach or breaches, or (iii) such PSAs accounted for 10% or more of the aggregate billings by GECIS to Genworth under all MOAs during the immediately preceding 12 months, provided, that any dispute as to whether a matter constitutes a Material Breach shall be resolved pursuant to the dispute resolution provisions set forth in Exhibit C and any exercise of the Carve-Out Option by Genworth based on any such matter shall be deferred until such dispute is resolved.

d.              A “Change of Control” of GECIS means any (i) consolidation or merger of GECIS with or into another entity or entities (whether or not GECIS is the surviving entity), excluding any such consolidation or merger with or into GE or an Affiliate of GE, (ii) any sale or transfer by GECIS of fifty percent (50%) or more of its assets, excluding any such sale to GE or an Affiliate of GE, (iii) any sale, transfer or issuance or series of sales, transfers or issuances of shares or other voting securities of GECIS by GECIS or the holders thereof, as a result of which one holder, or a group of holders acting in concert (other than GE or an Affiliate of GE), acquires the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar managing group) of GECIS Notwithstanding the foregoing, no transaction of the type described in clauses (i), (ii) or (iii) shall constitute a Change of Control of GECIS if, as of immediately following such transaction, persons that possess the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar managing group) of GECIS as of immediately prior to such transaction continue to hold (directly or indirectly) such voting power; and

e.               “Fair Market Value” shall mean the fair market value of the Resources as proposed by Genworth in its Carve-Out notice, served prior to the Notification Date, and agreed by GECIS. In the event of disagreement between the parties as to the fair market value of the Resources as specified in the Carve-Out notice, the parties shall appoint one Appraiser each and such two Appraisers will jointly appoint a third appraiser within 30 days of such disagreement. Within 60 days of their appointment, the three appraisers will each determine and certify in writing the Fair Market Value of the Resources consistent with the methodology described below.  The Fair Market Value shall be the average of the three appraised values, which value shall be final and binding on the parties.  For the purposes of this provision, an Appraiser shall be an investment banker of international repute.  Fair Market Value shall be determined by the Appraisers pursuant to a methodology agreed upon by the parties prior to the Closing Date, which shall be based upon analyses of discounted cash flows and multiples of EBITDA relating to the services provided to Genworth under the MOAs.  Such methodology shall be prepared by GECIS at its cost and approved by Genworth.

If the Carve-Out Option is exercised, the parties agree to consider in good faith and agree upon commercially reasonable terms and conditions for the exercise of such option proposed by either party, including, without limitation, the terms and conditions (A) to optimize the consequences for both parties on their respective tax and regulatory positions (B) to optimize the fulfillment of the obligations of GECIS to its employees, or (C) to optimize the execution of the transition of the Resources from GECIS to Genworth or its designee, or (D) to optimize the transaction structure, or combination of transaction structures, to minimize any adverse financial impact to either party, including, but not limited to, the consideration of joint ventures or equity ownership or asset sales or some combination thereof provided, that such optimization does not materially expand or reduce the rights of Genworth relating to the Carve-Out.   GECIS shall be obligated to provide Services Transfer Assistance to Genworth until the Carve-Out is completed, but shall not be required to provide any portion of the services provided to Genworth under the MOAs after Genworth has acquired from GECIS the Resources used by GECIS to provide such services or to provide Services Transfer Assistance for more than 14 months, in the case of an exercise of the Carve-Out Option relating to the expiration of the Initial Term or a GECIS Divestiture, 18 months, in the case of an exercise of the Carve-Out Option relating to a Change in Control of GECIS, and 24 months in any other case..  Upon completion of the Carve-Out, all outstanding MOAs and PSAs shall automatically terminate.   The monetary consideration to be paid by Genworth for the Resources upon the exercise of the Carve-out Option shall be equal to (i) the Fair Market Value of the Resources if Genworth exercises the Carve-out Option upon the expiration of the Initial Term, (ii) the book value and all related transition costs of the Resources at the time of transfer if Genworth exercises the Carve-out Option following (a) a Material Breach of any MOA or PSA by GECIS, , and (b) a Change of Control of GECIS or (iii) if Genworth exercises the Carve-Out Option in connection with a GECIS Divestiture, the lesser of (y) the book value of the assets to be purchased by Genworth or (z) the value of the divested operations relating to Genworth implied by the consideration to be paid by the acquiror in the GECIS Divestiture.  The parties shall agree upon a methodology for calculating book value for purposes of this paragraph prior to the Closing Date.  Such methodology shall be prepared by GECIS at its cost and approved by Genworth.

Resources are further defined as:

a.             Hardware. The hardware and other furniture, fixtures and equipment owned or leased and then currently being used by GECIS exclusively to perform the services under any MOA or PSA or to support such performance. To the extent any such items are not used by GECIS exclusively to perform the services, GECIS shall assist Genworth or its designee in purchasing, leasing or otherwise obtaining the use of comparable items.

2

a.             GECIS Third-Party Software.  If GECIS has licensed or purchased and is using any Software exclusively to provide or support the provision of the services under any MOA or PSA, Genworth may elect to take, or elect to direct to its designee, a transfer or an assignment of any and all of the licenses for such software and any attendant maintenance agreements, provided that such licenses are by their terms transferable or assignable.  To the extent any such licenses and the attendant current maintenance agreements are not used exclusively to provide services to Genworth or are not transferable or assignable by GECIS to Genworth or its designee, GECIS shall assist Genworth or its designee, in obtaining in the name of Genworth or its designee and at the expense of Genworth, a license for such software and a maintenance agreement for such software.

b.             GECIS Employees.  Genworth or its designee shall have the right to make offers of employment to any or all GECIS employees exclusively performing or supporting the performance of the services. To the extent any GECIS employees perform or support the performance of the services on other than an exclusive basis (including all employees indirectly supporting the performance of the services by providing administrative services, including legal, human resources, compliance and other services) (“Non-exclusive Employees”), GECIS and Genworth shall use commercially reasonable efforts to allocate such Non-exclusive Employees in an equitable manner between the parties.

c.             Third-Party Agreements.  Any third party agreements not otherwise treated in this Exhibit B, and used by GECIS exclusively in connection with services being provided under any MOA or PSA, including, third party agreements for maintenance, business continuity and disaster recovery services and other necessary third party services then being used by GECIS to perform the services.  To the extent any such agreements are not used by GECIS exclusively to provide such Services or are not transferable by GECIS to Genworth, GECIS shall assist Genworth in obtaining in Genworth’s name, an agreement for comparable services.

d.             Facilities.  GECIS will use commercially reasonable efforts to assist Genworth in obtaining comparable facilities.

3

EXHIBIT C

Dispute Resolution

1.1   General Provisions.

(a)   Any dispute, controversy or claim arising out of or relating to the Agreement or any MOA or PSA, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Exhibit C, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)   Commencing with a request contemplated by Section 1.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 1.3 set forth below, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)   The parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)   The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)   All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Exhibit C are pending.  The parties will take such action, if any, required to effectuate such tolling.

1.2   Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

1.3   Mediation.  If a Dispute is not resolved by negotiation as provided in Section 1.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

1.4   Arbitration.

(a)   If a Dispute is not resolved by mediation as provided in Section 1.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

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(b)   The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The arbitration shall be conducted in New York City.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of the State of New York, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement, or the applicable MOA or PSA, according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(c)   The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 1.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 1.4 may be entered and enforced in any court having jurisdiction thereof.

(d)   Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 1.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below. For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e)   In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.  Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Exhibit C.

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OSSA Schedule 1

ARTICLE I
Definitions

Section 1.01.        Certain Defined Terms.  The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Bankruptcy Code” has the meaning set forth in Section 2.05 of this Schedule 1.

“Improvement” means any modification, derivative work or improvement of any Technology.

“Licensed Products and Services” means those products and services that use, practice or incorporate the Licensor’s Intellectual Property or Technology.

“Licensee” means a Person receiving a license or sublicense under this Schedule 1.

“Licensor” means a Person granting a license or sublicense under this Schedule 1.

ARTICLE II
License Grant

Section 2.01.        Grant from GECIS to Genworth and its Affiliates.

(a)           GECIS will grant, and will cause its Affiliates to grant, to Genworth and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid up, worldwide, perpetual right and license, with no right to sublicense except as provided herein, under the GECIS Licensed Technology:  (i) to allow employees, directors and officers of Genworth and its Affiliates to use and practice the GECIS Licensed Technology for internal purposes, (ii) to make, have made, use, sell, have sold, import, and otherwise commercialize Licensed Products and Services and (iii) to create Improvements in accordance with Section 2.03 of this Schedule 1.

(b)           Subject to the “License from GECIS to Genworth” section of Exhibit A of this Agreement, Genworth and its Affiliates may grant sublicenses of the right and license granted under this Section 2.01 of this Schedule 1 to an acquiror of any of the businesses, operations or assets of Genworth or its Affiliates to which this Agreement relates, which acquiror executes an agreement to be bound by all obligations of Genworth and its Affiliates under this Schedule 1 relating to such right and license (a copy of which agreement is provided to GECIS).  Genworth may assign the right and license granted under this Section 2.01 of this Schedule 1 in accordance with Section 5.01 of this Schedule 1.

(c)           Subject to the provisions under the “Confidentiality” section of Exhibit A of this Agreement, Genworth and its Affiliates may permit their suppliers, contractors and consultants to exercise the right and license granted to Genworth and its Affiliates under this Section 2.01 of this Schedule 1 on behalf of and at the direction of Genworth and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d)           Subject to the provisions under the “Confidentiality” section of Exhibit A of this Agreement, Genworth and its Affiliates may permit employees, directors and officers of their customers and suppliers in the ordinary course of Genworth’s business (and not Persons

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who are customers or suppliers merely to access and use the GECIS Licensed Technology) to use training and productivity-enhancing Software and documentation that is subject to the right and license granted under this Section 2.01 of this Schedule 1 and is for general use by customers and suppliers, provided that Genworth’s or its Affiliates’ purpose in permitting such use is to benefit the business of Genworth or its Affiliates, provided further that such customers and suppliers may not use any such Software and documentation in advertising, publicity or marketing activities without GECIS’ prior written approval, which approval will not be unreasonably withheld.

Section 2.02.        Grant from Genworth to GECIS and its Affiliates.

(a)           (i)            Genworth will grant, and will cause its Affiliates to grant, to GECIS and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid up, worldwide, perpetual right and license, with no right to sublicense except as provided herein, under the Genworth Licensed Technology:  (A) to allow employees, directors and officers of GECIS and its Affiliates to use and practice the Genworth Licensed Technology for internal purposes, (B) to make, have made, use, sell, have sold, import, and otherwise commercialize Licensed Products and Services and (C) to create Improvements in accordance with Section 2.03 of this Schedule 1.

(ii)           In addition to the foregoing right and license, Genworth will grant, and shall cause its Affiliates to grant, to GECIS a non-exclusive, royalty-free, fully paid up, worldwide right and license, irrevocable during the term of this Agreement and with no right to sublicense, to use all Genworth Licensed Technology, trademarks, service marks, trade dress, logos and other identifiers of source owned by Genworth or its Affiliates and provided to GECIS for the sole purpose of providing services to Genworth and its Affiliates under the MOAs and PSAs.  GECIS shall comply with all reasonable quality control standards and guidelines provided by Genworth to GECIS in writing that are intended to protect the goodwill associated with such trademarks, service marks, trade dress, logos and other identifiers of source.  GECIS may permit its suppliers, contractors and consultants to exercise such right and license on behalf of and at the direction of GECIS (and not for the benefit of such suppliers, contractors and consultants), subject to the prior written consent of Genworth (which shall not be required in the case of temporary employees of GECIS and which, otherwise, shall not be unreasonably withheld) and the receipt of any necessary regulatory approval.

(b)           Subject to the provisions under the “Assignment and Subcontracting” section of Exhibit A of this Agreement, GECIS and its Affiliates may grant sublicenses of the right and license granted under this Section 2.02 of this Schedule 1 to an acquiror of any of the businesses, operations or assets of GECIS or its Affiliates to which this Agreement relates, which acquiror executes an agreement to be bound by all obligations of GECIS and its Affiliates under this Schedule 1 relating to such right and license (a copy of which agreement is provided to Genworth).  GECIS may assign the right and license granted under this Section 2.01 of this Schedule 1 in accordance with Section 5.01 of this Schedule 1.

(c)           Subject to the provisions under the “Confidentiality” and “Assignment and Subcontracting” sections of Exhibit A of this Agreement, GECIS and its Affiliates may permit their suppliers, contractors and consultants to exercise the right and license granted to GECIS and its Affiliates under this Section 2.02 of this Schedule 1 on behalf of and at the direction of

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GECIS and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d)           Subject to the provisions under the “Confidentiality” section of Exhibit A of this Agreement, GECIS and its Affiliates may permit employees, directors and officers of their customers and suppliers in the ordinary course of GECIS’ business (and not Persons who are customers or suppliers merely to access and use the Genworth Licensed Technology) to use training and productivity-enhancing Software and documentation that is subject to the right and license granted under this Section 2.02 of this Schedule 1 and is for general use by customers and suppliers, provided that GECIS’ or its Affiliates’ purpose in permitting such use is to benefit the business of GECIS or its Affiliates, provided further that such customers and suppliers may not use any such Software and documentation in advertising, publicity or marketing activities without Genworth’s prior written approval, which approval will not be unreasonably withheld.

Section 2.03.        Improvements.  Improvements and all Intellectual Property rights therein made solely by or on behalf of the Licensee shall be owned by the Licensee.  Improvements jointly developed by Licensee and Licensor shall be owned by GECIS.  For the avoidance of doubt, (i) Licensee shall not own any Intellectual Property rights or Technology licensed to Licensee hereunder and (ii) each party may freely assign or license Improvements owned by it but shall not have the right to assign any Intellectual Property or Technology of the other party and shall only have the right to sublicense Intellectual Property or Technology of the other party as expressly set forth herein.  No rights are granted to the other party to any Improvements owned by each party, unless such Improvements are otherwise subject to the provisions of Sections 2.01 or 2.02 of this Schedule 1.

Section 2.04.        Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under this Schedule 1 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.05.        Customers.  Each party agrees that it will use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of the other party with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of such party licensed hereunder based on such customer’s use of the other party’s products or services without first providing the other party written notice of such alleged infringement, misappropriation or violation.

Section 2.06.        Reservation of Rights.  All rights not expressly granted by a party hereunder are reserved by such party.  Without limiting the generality of the foregoing, the parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article II.  The licenses granted in Sections 2.01 and 2.02 of this Schedule 1 are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to, as applicable, the GECIS Licensed Technology and the Genworth Licensed Technology previously granted to or otherwise obtained by any third party that are in effect as of the Closing.

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Section 2.07.        Delivery of Software.

(a)           Either party may request one (1) copy of Software or other electronic or written documentation (“Electronic Materials”) that (i) is subject to the license granted to such requesting party under this Article II and (ii) has not already been provided to the requesting party since the Closing Date.  The delivering party shall make available or deliver to the requesting party a copy of any such Software or Electronic Materials that is in existence at the time of such request.

(b)           All Software and Electronic Materials required to be made available to or delivered to a Licensee pursuant to Section 2.07(a) of this Schedule 1 will be delivered by the Licensor to the Licensee electronically, or with the assistance of the Licensor, downloaded by the Licensee from the Internet, provided that the Licensee complies with all reasonable security measures implemented by the Licensor.

Section 2.08.        Liability for Acts of Permitted Users and Sublicensees.

Each party shall be liable to the other party for the acts of its sublicensees and other persons permitted to use any Intellectual Property or Technology of the other party in accordance with this Article II as though such persons were licensees thereunder.

ARTICLE III
Covenants

Section 3.01.        Ownership.  No party shall represent that it has any ownership interest in any Intellectual Property or Technology of the other party licensed hereunder.

Section 3.02.        Prosecution and Maintenance.  Each party retains the sole right to protect at its sole discretion the Intellectual Property and Technology owned by such party, including, without limitation, deciding whether to file and prosecute applications to register patents, copyrights and mask work rights included in such Intellectual Property, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any patents included in such Intellectual Property.

Section 3.03.        Third Party Infringements, Misappropriations, Violations.

(a)           Subject to any confidentiality restrictions that would prevent such disclosure, each party shall promptly notify the other party in writing of any actual or possible infringements, misappropriations or other violations of the Technology or Intellectual Property of the other party being licensed hereunder by a third party that come to such party’s attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within such party’s custody or control.  The other party shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

(b)           Subject to any confidentiality restrictions that would prevent such disclosure, each party shall promptly notify the other party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed,

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misappropriated or otherwise violated by the use or practice of the Technology or Intellectual Property of the other party (or any element or portion thereof) licensed hereunder, as well as the identity of such third party and any evidence relating to such purported infringement, misappropriation or other violation within such party’s custody or control.  Such party shall cooperate fully with the other party to avoid infringing, misappropriating or violating any third party intellectual property rights, and shall discontinue all use and practice of such Technology or Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of the other party.

(c)           Subject to any confidentiality restrictions that would prevent such disclosure, each party shall promptly notify the other party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the use or practice of the Technology or Intellectual Property (or any element or portion thereof) licensed to the other party hereunder, as well as the identity of such third party.  The other party shall cooperate fully with such party to avoid infringing, misappropriating or violating any third party intellectual property rights, and shall discontinue all use and practice of such Technology or Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of such party, and shall provide such party any evidence relating to such purported infringement, misappropriation or other violation within the other party’s custody or control.

Section 3.04.        Patent Marking.  Each party acknowledges and agrees that it will comply with all reasonable requests of the other party relative to patent markings required to comply with or obtain the benefit of statutory notice or other provisions.

ARTICLE IV
No Termination

Notwithstanding anything to the contrary contained herein or in the Agreement, the terms and conditions of this Schedule 1 may only be terminated upon the mutual written agreement of the parties.  In the event of a breach of the terms or conditions of this Schedule 1, the sole and exclusive remedy of the non-breaching party shall be to recover monetary damages and/or to obtain injunctive or equitable relief.

ARTICLE V
General Provisions

Section 5.01.        Assignment.

(a)           The rights and duties under this Schedule 1 shall not be assignable or delegable, in whole or in part, by any party hereto to any third party, including, without limitation, Affiliates of any party, without the prior written consent of the other party hereto and any necessary regulatory approval, and any attempted assignment or delegation without such consent shall be null and void.  Notwithstanding the foregoing, the rights and duties under this Schedule 1 may be assigned by any party as follows without obtaining the prior written consent of the other party hereto:

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(i)            GECIS, in its sole discretion, may assign any or all of its rights under this Schedule 1, and may delegate any or all of its duties under this Schedule 1 to any Affiliate of GECIS at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such obligations, provided that GECIS shall continue to remain liable for the performance by such assignee;

(ii)           Genworth, in its sole discretion, may assign any or all of its rights under this Schedule 1, and may delegate any or all of its duties under this Schedule 1 to any Affiliate of Genworth at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such obligations, provided that Genworth shall continue to remain liable for the performance by such assignee; and

(iii)          Subject to the “License from GECIS to Genworth” section of Exhibit A of this Agreement, each party may assign any or all of its rights, or delegate any or all of its duties, under this Schedule 1 to (i) an acquiror of all or substantially all of the equity or assets of the business of such party to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party, provided that such acquiror or surviving entity, as the case may be, executes an agreement to be bound by all the obligations of such party under this Schedule 1 (a copy of which agreement is provided to the other party).

(b)           If a party requests the written consent of the other party to any assignment of this Agreement, the other party agrees to negotiate in good faith with such party regarding such consent.  The terms and conditions of this Schedule 1 shall also be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  All license rights and covenants contained herein shall run with all Intellectual Property of any party licensed hereunder and shall be binding on any successors in interest or assigns thereof.

Section 5.02.        Warranty and Disclaimer.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN THE MASTER AGREEMENT OR IN ANY MOA OR PSA, THE INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSED BY EACH PARTY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT IS FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 5.03.        Assumption of Risk.

(a)           Except as provided in the Master Agreement, Genworth, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with their use of the GECIS Licensed Technology.

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(b)           Except as provided in the Master Agreement, GECIS, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with their use of the Genworth Licensed Technology.

Section 5.04.        MOA or PSA.  The parties may agree in any MOA or PSA to amend the terms and conditions of the licenses granted under this Schedule 1.

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